Exhibit 4.3

ARRANGEMENT AGREEMENT

NORTHERN CANADIAN URANIUM INC.

BAYSWATER URANIUM CORPORATION

TABLE OF CONTENTS

1.	INTERPRETATION		1
	1.1	Defined Terms	1
	1.2	Schedules	4
	1.3	Sections and Headings	4
	1.4	Number, Gender and Persons	4
	1.5	Severability	5
	1.6	Currency	5
2.	THE ARRANGEMENT		5
	2.1	Implementation Steps by the Parties	5
	2.2	Information Circular and Related Materials	6
	2.3	Interim Order	7
	2.4	Deliveries to the Depository	7
	2.5	Transmittal Letter	7
	2.6	Pre-Closing	7
	2.7	Filing of Final Order	8
	2.8	Arrangement and Closing	8
	2.9	Preparation of Filings	8
	2.10	U.S. Securities Laws Matters	9
3.	REPRESENTATIONS AND WARRANTIES		9
	3.1	Representations and Warranties of NCA	9
	3.2	Representations and Warranties of Bayswater	13
4.	COVENANTS		16
	4.1	Covenants of NCA	16
	4.2	Covenants of Bayswater	19
	4.3	NCA Board Recommendation	23
	4.4	Bayswater Board Recommendation	23
	4.5	Confidentiality	23
5.	CONDITIONS PRECEDENT		23
	5.1	Mutual Conditions	23
	5.2	Conditions for the Benefit of NCA	25
	5.3	Conditions for the Benefit of Bayswater	26
	5.4	Waiver of Conditions	27
6.	NO SOLICITATION		27
	6.1	Termination of Existing Activities	27
	6.2	Alternative Transactions	27
	6.3	Break Fee - NCA	28
	6.4	Break Fee - Bayswater	29
7.	TERMINATION		29
	7.1	General	29
	7.2	Adverse Event	30
	7.3	Remedies	30
8.	AMENDMENTS		30
	8.1	Amendments	30
9.	NOTICES		31
	9.1	Notice in Writing	31
	9.2	Addresses for Service	31
10.	GENERAL		32
10.1	Costs and Expenses		32
10.2	Entire Agreement		32
10.3	Time of the Essence		32
10.4	Waivers of this Agreement		32
10.5	Applicable Law		32
10.6	Enforceability		33
10.7	Enurement and Assignment		33
10.8	Execution in Counterparts		33
10.9	Publicity		33
SCHEDULE “A” PLAN OF ARRANGEMENT

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is dated as of November 6, 2007, and is made:

BETWEEN:

NORTHERN CANADIAN URANIUM INC., a company existing under the laws of the Province of British Columbia,

("NCA")

AND:

BAYSWATER URANIUM CORPORATION, a company existing under the laws of the Province of British Columbia,

("Bayswater")

WHEREAS:

A.

NCA is a mineral exploration company with current projects consisting of uranium exploration properties in Saskatchewan, Wyoming, South Dakota, Nevada, Niger and Mali;

B.

Bayswater is a mineral exploration company with current projects consisting of uranium exploration properties in Canada and the United States, base metal properties in the Republic of Ireland, gold properties in Italy and uranium properties in Niger;

C.

NCA and Bayswater have agreed to complete the Plan of Arrangement (as hereinafter defined) pursuant to Part 9, Division 5 of the Business Corporations Act (British Columbia) (the "BCBCA"), whereby NCA and Newco (as hereinafter defined) will merge  with the same effect as if they were amalgamated under the provisions of the BCBCA, except that the separate legal existence of NCA will not cease and NCA will survive the merger; and

D.

Pursuant to the Plan of Arrangement, the shareholders of NCA will receive 0.650 of a common share of Bayswater in exchange for each common share of NCA held by them and outstanding options and warrants of NCA will be exchanged for options and warrants of Bayswater on the same exchange basis.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency whereof is hereby acknowledged by the Parties, the Parties to this Agreement agree as follows:

1.

INTERPRETATION

1.1

Defined Terms

For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)

"Agreement" means this Arrangement Agreement and all amendments hereto entered into in accordance with Section 8.1, and includes all Schedules and/or attachments hereto; "hereto", "hereof", "hereby" and "hereunder" and similar expressions mean and refer to this Agreement; and "Article", "Schedule" or "Section", respectively, means and refers to the specified article, section or schedule of this Agreement;

(b)

“Alternative Transaction” means a proposal or offer by a third party, whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of NCA or NCA Shares or NCA’s Property Assets, in whole or in part, whether by arrangement, amalgamation, merger, consolidation or other business combination, by means of sale of shares in the capital of NCA, tender offer or exchange offer, disposing, optioning or transferring the rights to any of NCA’s Property Assets, or similar transaction involving NCA, including without limitation any single or multi-step transaction or series of related transactions, (other than the transactions contemplated by this Agreement);

(c)

"Arrangement" means the Arrangement to be completed pursuant to the provisions of Part 9, Division 5 of the BCBCA, involving Bayswater, Newco, NCA and its securityholders, as described in the Plan of Arrangement;

(d)

"Bayswater Board" means the board of directors of Bayswater;

(e)

"Bayswater Shares" means the common shares without par value in the capital of Bayswater as the same are constituted on the date hereof;

(f)

"Bayswater Subsidiaries" means Bayswater Holdings Inc., a wholly owned subsidiary of Bayswater amalgamated under the laws of the Province of British Columbia, Jadebay Ltd., a company organized under the laws of Ireland, Tuscany Minerals S.R.L., a company organized under the laws of Italy , Kilgore Gold Company, a company organized under the laws of the United States and Crystal Explorations Ltd., a company organized under the laws of the United States;

(g)

"Bayswater's Property Assets" means the property assets or interests of Bayswater described in the Information Circular including uranium properties consisting of the Central Mineral Belt claims located in Labrador, claims staked in the South Thelon Basin, Northwest Territories, properties in the South Thelon Basin in the Northwest Territories under option from Uranium North Resources Corp., claims and permits in North Thelon Basin, Nunavut, the Strongbow-Bayswater Canada Uranium Joint Venture permits and claims located in the Thelon Basin of Nunavut and Northwest Territories, claims in the Athabasca Basin, Saskatchewan, the Hermitage claims in Newfoundland, numerous separate blocks of claim and state lease holdings and certain surface right agreements located in Montana and Wyoming, the Mountain West claims located in Elko County, Nevada and the Juniper claims located in Tuolumne County, California and two granted concessions and applications for additional uranium concessions located in Niger; gold properties consisting of the Hai and Gold Bug properties located in Lemhi County, Idaho and the Kilgore property located in Clark County, Idaho and gold permit applications located in Italy and a base metal property comprised of the Avoca prospecting licences in the Republic of Ireland;

(h)

"Books and Records" means all technical, business and corporate and financial records, financial books and records of account, books, data, reports, files, lists, drawings, plans, briefs, deeds, certificates, contracts, surveys, title opinions, all capital expenditure plans and studies, geological data, engineering studies, maintenance and repair reports or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to the business of a company;

(i)

"Business Day" means any day other than a Saturday or Sunday or statutory holiday in the Province of British Columbia, upon which banks generally are open for business in the City of Vancouver, British Columbia;

(j)

"Canadian Approvals" means the requisite approvals of: (i) the NCA Shareholders; (ii) the Court; (iii) the Exchange; and (iv) if required, securities regulatory authorities in Canada;

(k)

"Court" means the Supreme Court of British Columbia;

(l)

"Depository" means Pacific Corporate Trust Company;

(m)

"Dissenting Shareholders" means NCA Shareholders (excluding holders of options and warrants of NCA), if any, who exercise rights of dissent under the BCBCA with respect to the Plan of Arrangement;

(n)

"Exchange" means the TSX Venture Exchange;

(o)

"Effective Date" means the fifth Business Day after the Recommendations and Canadian Approvals have been obtained, provided that on such date all conditions to the completion of the Arrangement as set out in Article 5 of the Agreement have been satisfied or waived in accordance with the provisions of the Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the parties thereto, acting reasonably, and provided that the all records and information, including a copy of the entered Final Order, are filed with the Registrar as required under the BCBCA in order for the Registrar to give effect to any provisions of the Arrangement, and, if so required by NCA or Bayswater, provided that any other required approvals have been obtained, or on such other date as may be mutually agreed upon by NCA and Bayswater;

(p)

“Effective Time” means 12:01 am, Vancouver time, on the Effective Date.

(q)

"Final Order" means the order of the Court approving the Plan of Arrangement, as such order may be amended at any time before the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(r)

"Information Circular" means the management information circular, including documents of NCA incorporated therein by reference and available on the SEDAR website, and the related materials sent to the NCA Shareholders and with respect, among other things, to the Special Meeting of NCA Shareholders to be held for the purpose of considering for approval the Plan of Arrangement;

(s)

"Interim Order" means an interim order of the Court providing for, among other things, the calling and holding of the Special Meeting, as the same may be amended;

(t)

"Loss" means in respect of any matter, any and all costs, expenses, penalties, fines, losses, damages, injuries, harm, actions, proceedings, judgments, orders, liabilities and deficiencies (including without limitation, all amounts paid in settlements, all interest and penalties and all reasonable legal and other professional fees and disbursements, including those incurred in defending any claim) arising directly or indirectly as a consequence of such matters;

(u)

"NCA Board" means the board of directors of NCA and includes the special committee of the NCA Board, appointed for the purposes of considering the Arrangement;

(v)

"NCA Shareholders" means holders of NCA Shares;

(w)

"NCA Shares" means the common shares without par value in the capital of NCA, either as the same are constituted on the date hereof;

(x)

“NCA Subsidiaries” means NCA Nuclear Inc., a company organized under the laws of the United States and Northern Canadian Minerals Inc. Mali, a company organized under the laws of Mali;

(y)

"NCA's Property Assets" means the property assets or interests of NCA described in the Information Circular, including uranium properties consisting of numerous claims, state leases and private fee land and surface right agreements pursuant to land holdings located in Wyoming, South Dakota and in Nevada, claims in the Athabasca Basin Saskatchewan, applications for uranium concessions located in Niger and uranium mining convention and prospecting permits in Mali;

(z)

"Newco" means the British Columbia company to be incorporated by or on behalf of Bayswater as a wholly owned subsidiary of Bayswater;

(aa)

"Newco Shares" means the common shares without par value in the capital of Newco;

(bb)

"Party" means NCA or Bayswater and "Parties" means both of them;

(cc)

"Person" shall be broadly interpreted and includes any natural person, partnership, limited partnership, joint venture, syndicate, sole proprietorship, body corporate with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative;

(dd)

"Plan of Arrangement" means the arrangement proposed to be effected under the BCBCA upon the terms set out in Schedule “A” hereto and as contemplated in this Agreement;

(ee)

"Recommendations" means the affirmative recommendations with respect to the Plan of Arrangement by the NCA Board and the Bayswater Board;

(ff)

"Registrar" means the Registrar of Companies for British Columbia; and

(gg)

"Special Meeting" means the special meeting of the NCA Shareholders to be held for the purpose of, among other things, approving the Arrangement.

1.2

Schedules

The following Schedules are incorporated into and form an integral part of this Agreement:

Schedule A–

Plan of Arrangement

1.3

Sections and Headings

The division of this Agreement into Articles, Sections and other divisions and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.4

Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall refer to Persons as defined in this Agreement.

1.5

Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.6

Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement, including the symbol $, refer to lawful money of Canada.

2.

THE ARRANGEMENT

2.1

Implementation Steps by NCA

NCA covenants in favor of Bayswater that NCA shall:

(a)

apply to the Court, as soon as reasonably practicable taking into account the mailing date for the Information Circular and in a manner acceptable to Bayswater, acting reasonably, under Part 9, Division 5 of the BCBCA for the Interim Order, providing for, among other things, the calling and holding of the Special Meeting, which application will clearly state NCA's and Bayswater's intention to rely on section 3(a)(10) of the U.S. Securities Act or similar provisions in any other applicable securities laws to implement the Arrangement in respect of NCA Shareholders who are resident in the United States, and thereafter proceed with and diligently seek the Interim Order;

(b)

solicit proxies to be voted at the Special Meeting in favor of the Arrangement and file and distribute the Information Circular and related proxy solicitation materials (and any amendments or supplements thereto) to the NCA Shareholders in a timely and expeditious manner, but in any event not later than November 22, 2007 and in compliance with the BCBCA, applicable laws and the Interim Order, in all jurisdictions where the same are required to be filed and distributed;

(c)

subject to receipt of the Interim Order and the mailing of the Information Circular, convene and hold the Special Meeting, as soon as reasonably practicable but in any event not later than December 18, 2007, for the purpose of considering the Arrangement (and for any other proper purpose as may be set out in the notices for such Special Meeting and agreed to by the Parties acting reasonably);

(d)

subject to obtaining such shareholder approval as is required by the Interim Order, apply to the Court under Part 9, Division 5 of the BCBCA, as soon as reasonably practicable after the Special Meeting, for the Final Order approving the Arrangement, and thereafter proceed with and diligently seek the Final Order;

(e)

subject to obtaining the Final Order, as soon as reasonably practicable thereafter, but in any event not later than December 28, 2007, and subject to the satisfaction or waiver of the other conditions herein contained in favour of each Party, deliver to the Registrar the Final Order and such other documents as may be required in connection with the Transaction to give effect to the Arrangement;

(f)

instruct counsel acting for it to bring the applications referred to in Sections  and  in cooperation with counsel to Bayswater;

(g)

as soon as reasonably practicable, apply for and use all commercially reasonable efforts to obtain all applicable regulatory approvals (including that of the Exchange) to the Plan of Arrangement by the Effective Date; and

(h)

permit Bayswater and its counsel to review and comment upon drafts of all materials to be filed by NCA with the Court in connection with the Arrangement and provide counsel to Bayswater on a timely basis with copies of any notice of appearance and evidence served on NCA or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice (written or oral) received by NCA indicating any intention to oppose the granting of the Final Order or to appeal the Final Order.

2.2

Implementation Steps by Bayswater

Bayswater covenants in favour of NCA that Bayswater shall:

(a)

as sole shareholder of Newco, cause Newco to approve the Arrangement;

(b)

cooperate with, assist and consent to NCA seeking the Interim Order and the Final Order;

(c)

as soon as reasonably practicable, apply for and use all commercially reasonable efforts to obtain all orders and approvals required from all applicable regulatory authorities to permit the issuance and first resale of Bayswater securities issued pursuant to the Arrangement without qualification with or approval of or the filing of any prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any regulatory authority under any applicable laws or the fulfillment of any other legal requirement in any such jurisdiction;

(d)

instruct counsel acting for it to assist and cooperate with NCA’s counsel with the applications referred to in Sections  and ;

(e)

as soon as reasonably practicable, apply for and use all commercially reasonable efforts to obtain all applicable regulatory approvals (including that of the Exchange) to enable the Bayswater Shares issuable to NCA Shareholders pursuant to the Plan of Arrangement to be listed and posted for trading on the Exchange by the Effective Date; and

(f)

provide counsel to NCA on a timely basis with copies of any notice of appearance and evidence served on Bayswater or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice (written or oral) received by Bayswater indicating any intention to oppose the granting of the Final Order or to appeal the Final Order.

2.3

Information Circular and Related Materials

NCA, with the assistance and cooperation of Bayswater, will use reasonable efforts to expeditiously prepare and complete the Information Circular, together with any other documents required by applicable Canadian securities laws or other applicable laws in connection with the Arrangement (including without limitation a National Instrument 43-101 (“NI 43-101”) compliant technical report if required under such instrument in relation to the material property of NCA or Bayswater as determined by the Parties), and NCA will use reasonable commercial efforts to cause the Information Circular and other documentation required in connection with the Special Meeting to be sent to each NCA Shareholder, and filed as required by the Interim Order or applicable laws as soon as reasonably practicable, but in any event not later than November 22, 2007.  Each Party will use reasonable commercial efforts to prepare all materials necessary for filing the application for the Interim Order with the Court as soon as practicable after the date of execution of this Agreement.

2.4

Interim Order

The notice of motion for the application referred to in Section  will request that the Interim Order provide:

(a)

that the NCA Shareholders will be the only class of Persons to whom notice is to be provided in respect of the Arrangement and the Special Meeting and for the manner in which such notice is to be provided;

(b)

that the Special Meeting may be adjourned from time to time by management of NCA without the need for additional approval of the Court;

(c)

that the record date for NCA Shareholders entitled to notice of and to vote at the Special Meeting will not change in respect of adjournments of the Special Meeting;

(d)

that the requisite shareholder approval for the Arrangement will be two-thirds of the votes cast on the appropriate resolution by the NCA Shareholders present in person or represented by proxy at the Special Meeting and entitled to vote thereat;

(e)

that, in all other respects, the terms, restrictions and conditions of the notice of articles and articles of NCA, including quorum requirements and all other matters, will apply in respect of the Special Meeting; and

(f)

for the grant of the dissent rights referred to in the Plan of Arrangement.

2.5

Deliveries to the Depository

In order to facilitate the Arrangement and the exchange of securities thereunder, all securities to be issued as part of the Arrangement and to be exchanged as part of the Arrangement will be delivered by the respective Parties to the Depository and the Depository will hold and deal with such in accordance with the terms of the Arrangement described in the Plan of Arrangement.

2.6

Transmittal Letter

As soon as possible after the Effective Date, Bayswater will cause the Depository to send (by regular mail) to each Person who was a holder of NCA Shares immediately before the Effective Date at his address shown on NCA’s register of shareholders, a transmittal letter specifying the consideration the Person is entitled to receive pursuant to the Arrangement and will request the Person to surrender for cancellation the certificates representing their NCA Shares.  The Depository will, upon receipt of properly completed transmittal letters, give notice of such to Bayswater which will cause the Depository to mail (by regular mail) the consideration due to the holder thereof as aforesaid.

2.7

Pre-Closing

Unless this Agreement is terminated earlier pursuant to the provisions hereof, NCA and Bayswater will meet at the offices of Armstrong Simpson in Vancouver, British Columbia, at 1:00 p.m. on the next Business Day after the NCA Shareholders approve the Arrangement (or at such other time or on such other date or location as they may agree) and each of them will deliver to the other:

(a)

the documents required to be delivered by it hereunder to complete the transactions contemplated hereby (provided that each such document, whether to be dated the Effective Date or not, will be held in escrow to be released upon the occurrence of the Effective Time); and

(b)

written confirmation as to the satisfaction or waiver by it of the conditions in its favour set out herein (other than the filing of all required documentation with the Registrar).

2.8

Filing of Final Order

As soon as possible after receipt of the Final Order, the Parties will file with the Registrar a copy of the Final Order and such other records and documentation as the Registrar may require pursuant to the BCBCA in respect of the Arrangement.

2.9

Arrangement and Closing

Upon the material referred to in Section 2.8 being filed with the Registrar, the documents held in escrow pursuant to Section 2.7 will, upon confirmation by each of the Parties, be released on the Effective Date and the Parties will exchange such other documents as may be necessary or desirable in connection with the completion of the Arrangement on the Effective Date, including without limitation, the delivery of required legal opinions.

2.10

Preparation of Filings

(a)

NCA and Bayswater will cooperate in:

(i)

the preparation of the applications for the Interim Order and Final Order and the preparation of any other documents reasonably considered by either Party to be necessary to discharge their respective obligations under applicable laws in connection with the Arrangement;

(ii)

the preparation of the application for the approval of the Exchange for the listing and posting for trading of the Bayswater Shares to be issued to the NCA Shareholders; and

(iii)

the taking of all such action as may be required under applicable laws in connection with the Arrangement.

(b)

Each of NCA and Bayswater will furnish to the other all such information concerning it, the Bayswater Subsidiaries (in the case of Bayswater), the NCA Subsidiaries (in the case of NCA) and its shareholders as may be required to effect the actions described in Section 2.3 and the foregoing provisions of this Section 2.10, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Arrangement, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or which is necessary in order to make any information so furnished not misleading in the light of the circumstances in which it is furnished or to be used.

(c)

NCA and Bayswater will each promptly notify the other if at any time before the Effective Time it becomes aware that the Information Circular or an application for an order described in Section 2.1 or 2.4 or any application filed with a governmental entity, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made, or that otherwise requires an amendment or supplement to the Information Circular or such application.  In any such event, the Parties will cooperate in the preparation of a supplement or amendment to the Information Circular or such other application, as required and as the case may be, and, if required, will cause the same to be distributed to the NCA Shareholders and/or filed with the applicable governmental entities and securities regulatory authorities.

2.11

U.S. Securities Laws Matters

The Parties agree that the Arrangement will be carried out with the intention that all NCA Shares issued on completion of the Arrangement will be issued in reliance on the exemption from the registration requirements of the United States Securities Act  of 1933 (the “US Securities Act”) provided by Section 3(a)(10) of the US Securities Act (the “Exemption”). In order to ensure the availability of the Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)

The Arrangement will be subject to the approval of the Court;

(b)

The Court will be advised as to the intention of the Parties to rely on the Exemption prior to the hearing required to approve the Arrangement;

(c)

The Court will be required to satisfy itself as to the fairness of the Arrangement;

(d)

The Final Order shall include a statement to the following effect: “this Order will serve as a basis of a claim to an exemption pursuant to section 3(a)(10) of the United States Securities Act of 1933 from the registration requirements otherwise imposed by that Act, regarding the distribution of securities of Northern Canadian Uranium Inc. to persons entitled to receive securities pursuant to the Plan of Arrangement.”

3.

REPRESENTATIONS AND WARRANTIES

3.1

Representations and Warranties of NCA

NCA represents and warrants to Bayswater as follows and acknowledges that Bayswater is relying upon such representations and warranties in connection with the entering into of this Agreement and the completion of the transactions contemplated hereby:

(a)

Corporate Existence and Related Matters.

(i)

NCA is a company duly continued into, and validly existing under the laws of the Province of British Columbia and is in good standing with respect to the filing of annual reports.

(ii)

NCA holds a 100% ownership interest in the NCA Subsidiaries and will immediately prior to the Effective Date hold a 100% ownership interest in Newco.

(iii)

Each of the NCA Subsidiaries is, and Newco will be on the Effective Date, a company validly existing under the laws of its jurisdiction of incorporation.

(iv)

NCA has the corporate power and authority necessary to own or lease its property and assets and to carry on its business as now being conducted by it, to execute and deliver this Agreement and all other agreements, documents and

(v)

instruments to be executed and delivered by it as contemplated herein and to perform its obligations hereunder and thereunder.

(vi)

Each of the NCA Subsidiaries has, and Newco will have on the Effective Date, the corporate power and authority necessary to own or lease its property and to carry on its business as now being conducted by it.

(vii)

The execution, delivery and performance by NCA of its obligations under this Agreement and of all other agreements, documents and instruments to be executed and delivered by NCA as contemplated and in order to complete the transactions contemplated in this Agreement, will not:

(A)

conflict with or result in the breach or violation of any of the terms and provisions of the constating documents of NCA;

(B)

conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by any material agreement (oral or written), instrument, license, permit or authority to which NCA or the NCA Subsidiaries is a party or by which any of them is bound or to which any of its or their property is subject or would result in the creation of any material encumbrance upon any of NCA's Property Assets under any such agreement, instrument, license, permit or authority, or give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration under any such agreement, instrument, license, permit or authority, provided that NCA or the NCA Subsidiaries obtains the necessary consents to the assignment of any contracts resulting from the Arrangement; or

(C)

violate any provision of any required Canadian Approvals or other requisite approvals, any law or regulation or any judicial or administrative order, award, judgment or decree applicable to NCA, or violate the terms of any material licence, permit, approval or consent held by NCA or the NCA Subsidiaries.

(viii)

The execution and delivery of this Agreement and all other agreements, documents and instruments to be executed and delivered by NCA as contemplated herein, the performance by NCA of its obligations hereunder and thereunder and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NCA other than approval of NCA Shareholders and, subject as aforesaid and subject to the obtaining of the other Canadian Approvals and other approvals, this Agreement has been duly executed and delivered by NCA and constitutes a legal, valid and binding obligation of NCA, subject to the obtaining of the Canadian Approvals as related to NCA, enforceable against NCA in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(b)

Share Capital.  NCA is authorised to issue an unlimited number of NCA Shares, of which 27,527,432 fully paid and non-assessable NCA Shares are issued and outstanding as of November 6, 2007.

(c)

No Additional Issue.  Except as disclosed in the Information Circular, as of the date hereof, no person or entity has any agreement, warrant, or option, or any right capable of becoming an agreement, warrant or option, for the purchase of any unissued shares in the capital of NCA, except for up to an aggregate of 2,515,000 NCA Shares issuable on exercise of outstanding stock options previously granted to directors, officers, consultants and employees of NCA and up to an aggregate of 450,000 NCA Shares issuable on exercise of outstanding warrants previously issued pursuant to private placements.  Except as disclosed herein or in the Information Circular, no person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature), for the purchase or issue of or conversion into any of the unissued shares of NCA or any unissued securities of NCA.

(d)

Financial Statements.  The audited financial statements of NCA for the years ended December 31, 2006, December 31, 2005 and December 31, 2004 together with the notes thereto and the auditor's report thereon and the unaudited financial statements for the three and six months ended March 31, 2007 and June 30, 2007 present fairly the financial position, results of operations and changes in financial position of NCA as at the statement dates and for the periods ending on those dates and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.  The financial statements of NCA contained in the Information Circular present fairly the financial position of NCA at the relevant dates and the results of its operations and the changes in its financial position for the periods indicated in the said statements and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

(e)

Ownership of NCA's Assets.  The only material assets of NCA consist of NCA's Property Assets, including the NCA Subsidiaries, all of which are owned by NCA directly or indirectly, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances or demands whatsoever except as disclosed in the Information Circular.

(f)

No Options on Properties.  Except as disclosed in the Information Circular, no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or other acquisition from NCA of NCA's Property Assets.

(g)

Litigation.  Except as disclosed in the Information Circular, to the best of NCA's knowledge there are no actions, suits, investigations, arbitration proceedings or other proceedings (whether or not purportedly on behalf of NCA), pending against or affecting NCA, the NCA Subsidiaries or NCA's Property Assets at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before any arbitrator and NCA is not now aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success and, further, there is not currently outstanding against NCA, or the NCA Subsidiaries, any judgment, decree, injunction, rule, order or award of any court, governmental department, commission, board, bureau, agency, instrumentality, domestic or foreign, or arbitrator.

(h)

Disposition of NCA's Property Assets.  NCA has not, since June 30, 2007, sold or otherwise disposed of or entered into any agreement to sell or otherwise dispose of any of NCA's Property Assets.

(i)

Material Adverse Change.  Except as disclosed in the Information Circular, there has been no material adverse change in the business or condition, financial or otherwise of NCA from that shown in the financial statements referred to in paragraph (d) of this Section 3.1.

(j)

Residency.  NCA is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(k)

Reporting Issuer.  NCA is a reporting issuer in British Columbia and Alberta and is in material compliance with the securities laws of such provinces.

(l)

Listing.  The NCA Shares are listed and posted for trading on the Exchange.

(m)

Contracts.  NCA has made available its material contracts for review by Bayswater and such contracts are valid and subsisting.  To the best knowledge of NCA, no party is currently in default of any of its material obligations thereunder.

(n)

Books and Records.  To the best knowledge of NCA, the Books and Records of NCA and the NCA Subsidiaries are true, complete and correct in all material respects, all transactions relating to the business and undertaking of NCA and the NCA Subsidiaries have been accurately reflected in such Books and Records and all such Books and Records are maintained at the offices of NCA or its officers and professional advisors.

(o)

Corporate Records.  To the best knowledge of NCA, the corporate records of NCA, as required to be maintained by NCA under the laws of the Province of British Columbia, are true, complete and correct in all material respects.

(p)

Not Insolvent.  NCA is not insolvent and has not committed an act of bankruptcy within the meaning of the Bankruptcy Act (Canada).

(q)

Information Circular.  The information in the Information Circular relating to NCA will be at the time of mailing, true, correct and complete in all material respects.  The information in the Information Circular relating to NCA will not contain any untrue statement of any material fact, nor will it omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the context in which they were made.  The description of the business of NCA, its financial condition, assets and properties in the Information Circular does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such description not misleading.  None of the representations, warranties or statements of fact made in this Section 3.1 in relation to NCA contain any untrue statement of a material fact or omit to state any material fact necessary to make any such warranty or representation not misleading.

(r)

Creditors. There are reasonable grounds for believing that no creditor of NCA will be materially prejudiced by the Arrangement.

3.2

Representations and Warranties of Bayswater

Bayswater represents and warrants to NCA as follows and acknowledges that NCA is relying upon such representations and warranties in connection with the entering into of this Agreement and the completion of the transactions contemplated hereby:

(a)

Corporate Existence and Related Matters.

(i)

Bayswater is a company duly continued and validly existing under the laws of the Province of British Columbia and is in good standing with respect to the filing of annual reports.

(ii)

Bayswater holds a 100% ownership interest in the Bayswater Subsidiaries.

(iii)

Each of the Bayswater Subsidiaries is a company validly existing under the laws of its jurisdiction of incorporation.

(iv)

Bayswater has the corporate power and authority necessary to own or lease its property and assets and to carry on its business as now being conducted by it, to execute and deliver this Agreement and all other agreements, documents and instruments to be executed and delivered by it as contemplated herein and to perform its obligations hereunder and thereunder.

(v)

Each of the Bayswater Subsidiaries has the corporate power and authority necessary to own or lease its property and to carry on its business as now being conducted by it.

(vi)

The execution, delivery and performance by Bayswater of its obligations under this Agreement and of all other agreements, documents and instruments to be executed and delivered by Bayswater as contemplated and in order to complete the transactions contemplated in this Agreement, will not:

(A)

conflict with or result in the breach or violation of any of the terms and provisions of the constating documents of Bayswater;

(B)

conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by any material agreement (oral or written), instrument, license, permit or authority to which Bayswater or the Bayswater Subsidiaries is a party or by which any of them is bound or to which any of its or their property is subject or would result in the creation of any material encumbrance upon any of Bayswater's Property Assets under any such agreement, instrument, license, permit or authority, or give to others any material interest or right, including rights of purchase, termination, cancellation or acceleration under any such agreement, instrument, license, permit or authority, provided that Bayswater or the Bayswater Subsidiaries, as the case may be, obtains the necessary consents to the assignment of any contracts resulting from the Arrangement; or

(C)

violate any provision of any required Canadian Approvals or other requisite approvals, any law or regulation or any judicial or administrative order, award, judgment or decree applicable to Bayswater, or violate the terms of any material licence, permit, approval or consent held by Bayswater or the Bayswater Subsidiaries.

(vii)

The execution and delivery of this Agreement and all other agreements, documents and instruments to be executed and delivered by Bayswater as contemplated herein, the performance by Bayswater of its obligations hereunder and thereunder and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Bayswater, subject as aforesaid and subject to the obtaining of the other Canadian Approvals and other approvals, this Agreement has been duly executed and delivered by Bayswater and constitutes a legal, valid and binding obligation of Bayswater, subject to obtaining the Canadian Approvals as related to Bayswater, enforceable against Bayswater in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(b)

Share Capital.  Bayswater is authorised to issue an unlimited number of Bayswater Shares and an unlimited number of Class A convertible preferred shares without par value (the “Preferred Shares”), of which 123,995,617 fully paid and non-assessable Bayswater Shares and no Preferred Shares are issued and outstanding as of November 6, 2007.

(c)

No Additional Issue.  Except as disclosed in the Information Circular, as of the date hereof, no person or entity has any agreement, warrant, or option, or any right capable of becoming an agreement, warrant or option, for the purchase of any unissued shares in the capital of Bayswater, except for up to an aggregate of 10,904,860 common shares issuable on exercise of outstanding stock options previously granted to directors, officers, employees and consultants of Bayswater and up to an aggregate of 19,522,639 Bayswater Shares issuable on exercise of outstanding warrants previously issued pursuant to private placements.  Except as disclosed herein or in the Information Circular, no person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature), for the purchase or issue of or conversion into any of the unissued shares of Bayswater or any unissued securities of Bayswater.

(d)

Financial Statements.  The audited financial statements of Bayswater Ventures Corp. for the years ended February 28, 2005 and February 28, 2006 and of Pathfinder Resources Ltd. for the years ended December 31, 2004 and December 31, 2005, together with the notes thereto and the auditor's report thereon, the audited financial statements of Bayswater Uranium Corporation (the predecessor issuer) for the year ended February 28, 2007 and the unaudited interim financial statements of Bayswater Uranium Corporation for the three months ended May 31, 2007, the audited financial statements of Kilgore Minerals Ltd. for the years ended April 30, 2007, April 30, 2006 and April 30, 2005, and the unaudited interim financial statements of Bayswater for the period ended August 31, 2007 present fairly the financial position, results of operations and changes in financial position of Bayswater as at the statement dates and for the periods ending on those dates and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.  The financial statements of Bayswater contained in the Information Circular present fairly the financial position of Bayswater at the relevant dates and the results of its operations and the changes in its financial position for the periods indicated in the said statements and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

(e)

Ownership of Bayswater's Assets.  The only material assets of Bayswater consist of Bayswater's Property Assets, including the Bayswater Subsidiaries, all of which are owned by Bayswater directly or indirectly, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances or demands whatsoever except as disclosed in the Information Circular.

(f)

No Options on Properties.  Except as disclosed in the Information Circular, no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or other acquisition from Bayswater of Bayswater's Property Assets.

(g)

Litigation.  Except as disclosed in the Information Circular, to the best of Bayswater's knowledge, there are no actions, suits, investigations, arbitration proceedings or other proceedings (whether or not purportedly on behalf of Bayswater), pending against or affecting Bayswater, the Bayswater Subsidiaries, or Bayswater's Property Assets at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before any arbitrator and Bayswater is not now aware of any existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success and, further, there is not currently outstanding against Bayswater, or the Bayswater Subsidiaries, any judgment, decree, injunction, rule, order or award of any court, governmental department, commission, board, bureau, agency, instrumentality, domestic or foreign, or arbitrator.

(h)

Disposition of Bayswater's Property Assets.  Bayswater has not, since May 31, 2007, sold or otherwise disposed of or entered into any agreement to sell or otherwise dispose of any of Bayswater's Property Assets

(i)

Material Adverse Change.  Except as disclosed in the Information Circular, there has been no material adverse change in the business or condition, financial or otherwise of Bayswater from that shown in the financial statements referred to in paragraph (d) of this Section 3.2.

(j)

Residency.  Bayswater is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(k)

Reporting Issuer.  Bayswater is a reporting issuer in British Columbia and Alberta and is in material compliance with the securities laws of such provinces.

(l)

Listing.  The Bayswater Shares are listed and posted for trading on the Exchange.

(m)

Contracts.  Bayswater has made available its material contracts for review by NCA and such contracts are valid and subsisting.  To the best knowledge of Bayswater, no party is currently in default of any of its material obligations thereunder.

(n)

Books and Records. To the best knowledge of Bayswater, the Books and Records of Bayswater and the Bayswater Subsidiaries are true, complete and correct in all material respects, all transactions relating to the business and undertaking of Bayswater and the Bayswater Subsidiaries have been accurately reflected in such Books and Records and all such Books and Records are maintained at the offices of Bayswater, or its officers and professional advisors.

(o)

Corporate Records.  To the best knowledge of Bayswater, the corporate records of Bayswater, as required to be maintained by Bayswater under the laws of the Province of British Columbia, are true, complete and correct in all material respects.

(p)

Not Insolvent.  Bayswater is not insolvent and has not committed an act of bankruptcy within the meaning of the Bankruptcy Act (Canada).

(q)

Information Circular.  The information in the Information Circular relating to Bayswater will be true, correct and complete in all material respects.  The information in the Information Circular relating to Bayswater will not contain any untrue statement of any material fact, nor does it omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the context in which they were made.  The description of the business of Bayswater, its financial condition, assets and properties in the Information Circular will contain sufficient detail to permit holders of NCA Shares to form a reasoned judgment in respect of the Arrangement and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such description not misleading.  None of the representations, warranties or statements of fact made in this Section 3.2 in relation to Bayswater contain any untrue statement of a material fact or omit to state any material fact necessary to make any such warranty or representation not misleading.

(r)

Creditors. There are reasonable grounds for believing that no creditor of Bayswater will be materially prejudiced by the Arrangement.

4.

COVENANTS

4.1

Covenants of NCA

In addition to the covenants set forth in Article 2 above, NCA will:

(a)

Conduct of Business.  From the date hereof until the earlier of: (i) the Effective Date; and (ii) the termination of this Agreement in accordance with its provisions:

(i)

conduct its business in the ordinary and usual course and in accordance with prudent business practices prevailing in the mining industry and, without limiting the generality of the foregoing, so as to:

(A)

preserve, substantially intact, NCA's business and undertaking and not do or permit to be done any act or thing which would or might reasonably be expected to diminish the business and undertaking of NCA;

(B)

operate and maintain NCA's Property Assets as would a prudent owner in a good and workmanlike manner;

(C)

keep available the services of its present officers, key employees and contractors;

(D)

maintain and preserve a good relationship with NCA's consultants, financial advisors, joint venture partners and others that have business dealings with NCA;

(E)

keep accurate and proper books of account of its business so as to reflect accurately all transactions in respect of its business;

(F)

except with the prior written consent of Bayswater, not enter into any agreement or transaction and not issue any indebtedness or liability, other than in the ordinary and usual course of its business or in furtherance of this Agreement;

(G)

except with the prior consent of Bayswater, not to be unreasonably withheld:

(i)

not sell, lease, mortgage or otherwise dispose of or grant any encumbrance over any of its assets;

(ii)

not purchase, lease or otherwise acquire, or agree to purchase, lease or otherwise acquire, any additional property or assets, except purchases of supplies and other chattels in the ordinary and usual course of its business;

(iii)

not improve the terms of employment, including salary, wages and fringe benefits, of any of its employees, nor engage the services of any new employees or contractors; and

(iv)

not make any changes in the accounting principles and practices as heretofore applied to its business, including, without limitation, the basis on which the assets and liabilities in respect of its business are recorded on its books and earnings, profits and losses are ascertained;

(H)

except with the prior written consent of Bayswater, not to be unreasonably withheld, or as contemplated by the Information Circular, not allot, issue, offer for sale or sell or agree to become bound to allot, issue, offer for sale or sell any common shares or preferred shares in its capital or securities convertible or exchangeable into common shares or preferred shares in its capital, except pursuant to the due exercise of  previously issued warrants and previously granted stock options or the grant of additional stock options to directors, officers, employees or consultants of NCA in accordance with the policies of the Exchange;

(I)

not declare or pay any dividends or make any distribution of its properties or assets to any of its shareholders or to others or retire, redeem or otherwise acquire any NCA Shares or other securities;

(J)

not (i) split, combine or reclassify any of the NCA Shares or other NCA securities, or (ii) redeem, purchase or offer to purchase any NCA Shares or other NCA securities;

(K)

not borrow any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of NCA’s business in a manner, and in amounts, in keeping with historical practices;

(L)

use its best efforts to maintain the listing of the NCA Shares on the Exchange; and

(M)

duly and punctually perform all of its obligations pursuant to NCA's existing material contracts and, except with the prior consent of Bayswater, not amend, terminate or discharge, or consent to any amendment, termination or discharge of any of NCA's material contracts.

(b)

Access to information.  Give to Bayswater and its representatives full access during normal business hours to its Books and Records, facilities and areas of mineral rights (provided that Bayswater will only obtain, and NCA will only be obligated to give access to Persons to conduct any inspection of its Books and Records, facilities, and areas of mineral rights, on the basis that the results of any investigation are strictly confidential) and cause its officers to furnish, and to request that its appraisers, auditors and other advisors furnish Bayswater with such financial and operating data and other information, including reasonable access to auditors' working papers, with respect to its business and undertaking as Bayswater may from time to time request and NCA agrees to make available all information and documentation in NCA's knowledge, as applicable, and possession which might affect the financial condition or prospects of NCA's business and undertaking; provided, however, that any such investigation shall be conducted at the expense of the Party making the request and in such manner as not to interfere unreasonably with the operation of NCA's business and in the event the transactions between the Parties contemplated hereby are not consummated, Bayswater will return all documents, work papers and other material obtained in the course of its investigations in connection with the transactions contemplated between the Parties hereto and photocopies or other reproductions thereof and will take such other reasonable step as NCA may consider to be necessary to protect the confidentiality of the information contained in such material. Without limiting the foregoing, NCA shall provide to Bayswater prior to October 31, 2007:

(i)

A summary of the mineral properties in which NCA has an interest, including the respective interests of other parties, including any NI 43-101 complaint reports;

(ii)

A NI 43-101 compliant report on NCA’s Powder River Basin uranium properties; and

(iii)

Existing title documentation for the mineral properties held by NCA.

(c)

No Breach of Representations.  Except with the prior consent of Bayswater, not do or fail to do anything that would result in any of the representations and warranties set forth in Section 2.1 not being true and correct at the Effective Date.

(d)

Recommendation of NCA Board. Subject to section 6.2 below, support the transactions contemplated herein and use all reasonable efforts to obtain the approval of its shareholders to this Agreement and this Arrangement and provide, in the Information Circular, the unanimous recommendation of the NCA Board that the NCA Shareholders vote in favor of the Arrangement.

(e)

Interim Order. Carry out the terms of the Interim Order and the Final Order applicable to it.

(f)

Indemnification, Indemnify and save harmless Bayswater and its directors, officers, employees and agents from and against all claims, suits, actions, cause of actions, liabilities, damages, costs, charges and expenses to which Bayswater or any director, officer, employee or agent thereof, may be subject or for which Bayswater, or any directors, officers, employees or agents thereof, may suffer whether under the provisions of any statute or otherwise, in any way caused by, arising, directly or indirectly, from or in consequence of any misrepresentation or alleged misrepresentations based solely on the information regarding NCA contained in any material in respect of NCA filed in compliance or intended compliance with applicable securities laws;

(g)

Notice to Bayswater.  Promptly notify Bayswater of the occurrence of any event or circumstance known to NCA which may result in:

(i)

a representation or warranty contained in Section 3.1 being untrue, incorrect or misleading;

(ii)

the non-fulfilment of any of the conditions precedent set forth in Sections 5.1 and 5.3; or

(iii)

the occurrence of an event or circumstance which materially adversely affects or which could materially adversely affect the business and undertaking of NCA or its prospects.

(h)

Change to Information.  Promptly advise Bayswater of any material change (whether or not adverse) in the information relating to NCA set out in the Information Circular and will, prior to the Effective Date, deliver to Bayswater a report setting out all changes in such information contained in the Information Circular, effective as of the Effective Date.

(i)

Obtain Consents.  Use its reasonable best efforts to obtain, at least three days prior to the Effective Date, all of the consents, approvals, permits and acknowledgements as may be required in connection with the completion of the transactions contemplated hereby, each in a form, and upon such terms, as is reasonably acceptable to Bayswater and its counsel.

(j)

Delivery of Documents.  At or prior to the Effective Date, duly execute and deliver or arrange to have duly executed and delivered all agreements, instruments and other documents as Bayswater or its counsel may reasonably require to be delivered in order to give effect to the transactions contemplated hereby.

(k)

Conditions Precedent. Use its reasonable best efforts to cause each of the conditions precedent set forth in Article 5 hereof to be complied with on or before the Effective Date.

4.2

Covenants of Bayswater

Bayswater will, and will cause the Bayswater Subsidiaries to:

(a)

Conduct of Business.  From the date hereof until the earlier of: (i) the Effective Date; and (ii) the termination of this Agreement in accordance with its provisions:

(i)

conduct its business in the ordinary and usual course and in accordance with prudent business practices prevailing in the mining industry and, without limiting the generality of the foregoing, so as to:

(A)

preserve, substantially intact, Bayswater's business and undertaking and carry on its business and not do or permit to be done any act or thing which would or might reasonably be expected to diminish the business and undertaking of Bayswater or the Bayswater Subsidiaries;

(B)

operate and maintain Bayswater's Property Assets as would a prudent owner in a good and workmanlike manner;

(C)

keep available the services of its present officers, key employees and contractors;

(D)

maintain and preserve a good relationship with Bayswater's consultants, financial advisors, joint venture partners and others that have business dealings with Bayswater;

(E)

keep accurate and proper books of account of its business so as to reflect accurately all transactions in respect of its business;

(F)

except with the prior consent of NCA, not enter into any agreement or transaction and not incur any indebtedness or liability, other than in the ordinary and usual course of its business or in furtherance of this Agreement;

(G)

except with the prior consent of NCA, not to be unreasonably withheld:

(i)

not sell, lease, mortgage or otherwise dispose of or grant any encumbrance over any of its assets; and

(ii)

not make any changes in the accounting principles and practices as heretofore applied to its business, including, without limitation, the basis on which the assets and liabilities in respect of its business are recorded on its books and earnings, profits and losses are ascertained;

(H)

except with the prior written consent of NCA, not to be unreasonably withheld or as contemplated in the Information Circular, not allot, issue, offer for sale or sell or agree to become bound to allot, issue, offer for sale or sell any common shares or preferred shares in its capital or securities convertible or exchangeable into common shares or preferred shares in its capital, except pursuant to the due exercise of previously granted stock options or the grant of additional stock options to directors, officers, employees or consultants of Bayswater or the Bayswater Subsidiaries in accordance with the policies of the Exchange;

(I)

not declare or pay any dividends or make any distribution of its properties or assets to any of its shareholders or to others or retire, redeem or otherwise acquire any Bayswater Shares or other securities;

(J)

not (i) split, combine or reclassify any of the Bayswater Shares or other Bayswater securities, or (ii) redeem, purchase or offer to purchase any Bayswater Shares or other Bayswater securities;

(K)

not borrow any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of Bayswater’s business in a manner, and in amounts, in keeping with historical practices;

(L)

use its best efforts to maintain the listing of the Bayswater Shares on the Exchange; and

(M)

duly and punctually perform all of its obligations pursuant to Bayswater's material contracts and, except with the prior consent of NCA, not amend, terminate or discharge, or consent to any amendment, termination or discharge of, any of Bayswater's material contracts.

(b)

Access to Information.  Give to NCA and its representatives full access during normal business hours to its Books and Records, facilities and areas of mineral rights (provided that NCA will only obtain, and Bayswater or the Bayswater Subsidiaries, as applicable, will only be obligated to give access to Persons to conduct any inspection of its Books and Records, facilities, and areas of mineral rights, on the basis that the results of any investigation are strictly confidential) and cause its officers to furnish, and to request that its appraisers, auditors and other advisors furnish, NCA with such financial and operating data and other information, including reasonable access to auditors' working papers, with respect to its business and undertaking as NCA may from time to time request and Bayswater agrees to make available, and to cause the Bayswater Subsidiaries to make available, all information and documentation in Bayswater's or the Bayswater Subsidiaries' knowledge, as applicable, and possession which might affect the financial condition or prospects of Bayswater's or the Bayswater Subsidiaries' business and undertaking; provided, however, that any such investigation shall be conducted at the expense of the Party making the request and in such manner as not to interfere unreasonably with the operation of Bayswater's or the Bayswater Subsidiaries' business and in the event the transactions between the Parties contemplated hereby are not consummated, NCA will return all documents, work papers and other material obtained in the course of its investigations in connection with the transactions contemplated between the Parties hereto and photocopies or other reproductions thereof and will take such other reasonable steps as Bayswater may consider to be necessary to protect the confidentiality of the information contained in such material. Without limiting the foregoing, Bayswater shall provide to NCA prior to October 31, 2007:

(i)

A summary of the mineral properties in which Bayswater has an interest, including the respective interests of other parties, including any NI 43-101 complaint reports;

(ii)

A NI 43-101 compliant report on Bayswater’s Central Mineral Belt uranium properties, as updated on September 8, 2006 by Roscoe Postle and Associates;

(iii)

A NI 43-101 compliant report on Bayswater’s Montana/Wyoming properties, as dated October 17, 2007 and prepared by World Industrial Minerals LLC; and

(iv)

Title documentation for the mineral properties held by Bayswater.

(c)

Indemnification, Indemnify and save harmless NCA and its directors, officers, employees and agents from and against all claims, suits, actions, cause of actions, liabilities, damages, costs, charges and expenses to which NCA or any director, officer, employee or agent thereof, may be subject or for which NCA, or any directors, officers, employees or agents thereof, may suffer whether under the provisions of any statute or otherwise, in any way caused by, arising, directly or indirectly, from or in consequence of any misrepresentation or alleged misrepresentations based solely on the information regarding Bayswater contained in the Information Circular or in any material in respect of Bayswater filed in compliance or intended compliance with applicable securities laws;

(d)

No Breach of Representations.  Except with the prior consent of NCA, not do or fail to do anything that would result in any of the representations and warranties set forth in Section 3.2 not being true and correct at the Effective Date.

(e)

Interim Order. Carry out the terms of the Interim Order and the Final Order applicable to it.

(f)

Notice to NCA.  Promptly notify NCA of the occurrence of any event or circumstance known to Bayswater which may result in:

(i)

a representation or warranty contained in Section 3.2 being untrue, incorrect or misleading;

(ii)

the non-fulfilment of any of the conditions precedent set forth in Sections 5.1 and 5.2; or

(iii)

the occurrence of an event or circumstance which materially adversely affects or which could materially adversely affect the business and undertaking of Bayswater and the Bayswater Subsidiaries or their prospects.

(g)

Change to Information.  Promptly advise NCA of any material change (whether adverse or not) in the information respecting Bayswater set out in the Information Circular and will, prior to the Effective Date, deliver to NCA a report setting out all changes in such information contained in the Information Circular, effective as of the Effective Date.

(h)

Obtain Consents.  Use its reasonable best efforts to obtain, at least three days prior to the Effective Date, all of the consents, approvals, permits and acknowledgements as may be required in connection with the completion of the transactions contemplated hereby, each in a form, and upon such terms, as is reasonably acceptable to NCA and its counsel.

(i)

Delivery of Documents.  At or prior to the Effective Date, duly execute and deliver or arrange to have duly executed and delivered all agreements, instruments and other documents as NCA or its counsel may reasonably require to be delivered in order to give effect to the transactions contemplated hereby.

(j)

Conditions Precedent.  Use its reasonable best efforts to cause each of the conditions precedent set forth in Article 5 hereof to be complied with on or before the Effective Date.

(k)

Incorporation of Newco. On or before the Effective Date, incorporate Newco, and cause the board of directors and shareholders of Newco to unanimously approve the Plan of Arrangement, provided that Newco shall have the following characteristics:

(i)

Newco shall be incorporated as a British Columbia company;

(ii)

Newco shall have an authorized capital of an unlimited number of common shares, and all of Newco’s issued shares shall be held by Bayswater;

(iii)

Except pursuant to the transactions contemplated by this Agreement, no person or entity, other than Bayswater and as provided under this Agreement, shall have any agreement, warrant, or option, or any right capable of becoming an agreement, warrant or option, for the purchase of any unissued shares in the capital of Newco; and

(iv)

Newco’s constating documents shall not contain any terms or provisions which are inconsistent with or otherwise violate the terms of this Agreement.

4.3

NCA Board Recommendation

NCA confirms that the NCA Board has unanimously approved this Agreement, the Arrangement and the Plan of Arrangement, has determined, after consultation with its financial advisers that the Arrangement is fair from a financial point of view, to the NCA Shareholders and has resolved to unanimously recommend approval of the Arrangement by the NCA Shareholders.  The Information Circular will set forth (among other things) the recommendation of the NCA Board as described above and will include the fairness opinion of Bruce McKnight Minerals Advisor Services and Ross Glanville and Associates Ltd.

4.4

Bayswater Board Recommendation

Bayswater confirms that the Bayswater Board has unanimously approved this Agreement, the Arrangement and the Plan of Arrangement.

4.5

Confidentiality

All information provided by each of Bayswater and NCA, in any form whether written, electronic or verbal, as to financial condition, business, properties, title, assets and affairs (including any material contracts) as may reasonably be requested by the other party, including all information to be included in the Information Circular (the “Confidential Information”), will be kept confidential by each party hereto, notwithstanding either the termination of this Agreement or its completion, other than information that:

(a)

has become generally available to the public;

(b)

was available to a party hereto or its representatives on a non-confidential basis before the date of this Agreement; or

(c)

has become available to a party hereto or its representatives on a non-confidential basis from a person who is not, to the knowledge of such party or its representatives, otherwise bound by confidentiality obligations to the provider of such information or otherwise prohibited from transmitting the information to the party or its representatives.

No Confidential Information may be released to third parties other than legal counsel and other advisors to the parties hereto without the consent of the provider thereof, except to the extent that such Confidential Information is compelled to be released by legal process or must be released to regulatory bodies and/or included in public documents.

5.

CONDITIONS PRECEDENT

5.1

Mutual Conditions

Each of the following conditions is for the benefit of NCA and Bayswater and, subject to Section 5.4 and Article 6 hereof, this Agreement shall terminate and be of no force and effect whatsoever unless at the Effective Date:

(a)

each of NCA and Bayswater are validly existing under the laws of the Province of British Columbia and shall have the corporate power to carry on its respective business as is now being conducted by it;

(b)

each of NCA and Bayswater have taken all necessary corporate action to authorize the execution and delivery of this Agreement and all other documents and agreements necessary for the consummation of the Arrangement;

(c)

all required Court approvals for the Plan of Arrangement, including the Interim Order and Final Order have been obtained in form and substance satisfactory to the Parties to this Agreement;

(d)

the Arrangement shall have been approved at the Special Meeting;

(e)

the Final Order and other documents, records or information required by the Registrar in order to give effect to the Arrangement shall have been accepted for filing by the Registrar;

(f)

there shall not be in force any order or decree restraining or enjoining consummation of the Arrangement;

(g)

none of the consents, orders, regulations or approvals contemplated herein contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by either Party, acting reasonably;

(h)

all necessary regulatory requirements, consents, orders, negotiations and approvals, including regulatory and judicial approvals and orders necessary or desirable for the completion of the Arrangement and the approval of the Exchange, have been obtained or received, each in a form acceptable to both Parties;

(i)

the issue of the Bayswater Shares to NCA Shareholders pursuant to the Arrangement will have been approved by all necessary corporate action to permit such securities to be issued as fully paid and non-assessable and will be exempt from the registration requirements of the US Securities Act and applicable state securities laws and the registration and prospectus requirements of applicable securities laws in each of the provinces of Canada in which there are NCA Shareholders;

(j)

except in relation to NCA Shares having previously imposed and continuing resale restrictions as at the Effective Date, the Bayswater Shares to be issued to NCA Shareholders will be able to be freely sold or otherwise disposed of in whole or in part by the holders of Bayswater Shares, who previously held NCA Shares at any time and from time to time following issuance without qualification by a prospectus or reliance on an exemption from prospectus filing requirements under applicable Canadian securities legislation, subject to the requirements for the first trade of the Bayswater Shares issued to NCA Shareholders, that: (i) the trade is not a "control distribution" (as defined under applicable Canadian securities laws); (ii) no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade; (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and (iv) if the selling security holder is an insider or officer of Bayswater, the selling security holder has no reasonable grounds to believe that Bayswater is in default of securities legislation;

(k)

the authors of the fairness opinion provided to NCA and the NCA Board with respect to the fairness of the Arrangement to NCA and the NCA Shareholders, shall not have withdrawn such opinion;

(l)

there has been no actual or threatened change or amendment to any applicable legislation, regulation or regulatory or administrative practice or policy or issuance of an order by a court, tribunal, government agency or other regulatory authority or administrative agency, board or commission which directly or indirectly would or may have a material adverse effect on the Arrangement or the current business, financial condition, operations or prospects of NCA and Bayswater;

(m)

there shall not exist any prohibition at law against the completion of the Arrangement;

(n)

dissent rights in respect of the Arrangement shall not have been exercised prior to the Effective Date by NCA Shareholders representing in the aggregate more than 5% of the total number of NCA Shares outstanding at such time; and

(o)

this Agreement shall not have been terminated pursuant to the provisions hereof.

5.2

Conditions for the Benefit of NCA

Each of the following conditions is for the benefit of NCA and, subject to Section 5.4 and Article 6 hereof, this Agreement shall terminate and be of no force and effect whatsoever unless at the Effective Date:

(a)

Bayswater shall have performed each covenant or obligation to be performed by it provided by this Agreement and, except as affected by the transaction contemplated by this Agreement or referred to or contemplated in the Information Circular, the representations and warranties of Bayswater shall be true in all material respects as of the Effective Date with the same effect as though made at and as of such time and NCA shall have received a certificate of a senior officer of Bayswater to that effect, dated as of the Effective Date;

(b)

Bayswater shall not have taken any action which would be materially adverse to the business of Bayswater;

(c)

any requisite approvals for the implementation by NCA of the Arrangement shall have been obtained, to the extent required by NCA;

(d)

there shall not have been any material adverse change in the business, operations or assets of Bayswater nor shall any change of law have occurred which, in the reasonable judgment of NCA, has or will have a material adverse effect on the business, assets, financial condition or results of operations of Bayswater;

(e)

except as previously disclosed to and consented to by NCA, no material transaction out of the ordinary course of business of Bayswater has occurred and no material litigation not disclosed in the Information Circular has been commenced, contemplated or threatened, against Bayswater or any of its assets;

(f)

Bayswater shall not have prior to the Effective Date:

(i)

without the prior written consent of NCA, allotted or issued any shares of its capital or entered into any agreement which contemplates the certain or contingent issue of shares of its capital, except the issue of shares pursuant to options or other rights as disclosed in this Agreement;

(ii)

declared any dividends;

(iii)

sold all or any part of its assets other than in the ordinary course of business, or entered into any transactions or negotiations which could be reasonably expected to interfere with or be inconsistent with the Arrangement;

(iv)

incurred any further liabilities out of the ordinary course of business; or

(v)

established any new or additional business;

(g)

NCA shall have received from Bayswater such evidence of valuation, financial statements, audited or otherwise, and other documents pertaining to Bayswater as may be required by NCA and all applicable regulatory authorities including the Exchange;

(h)

each of the acts and undertakings of Bayswater to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by it; and

(i)

the Bayswater Board shall not have made a determination that it is not in the best interests of Bayswater to proceed with the Arrangement.

The foregoing conditions are for the exclusive benefit of NCA and may be waived, in whole or in part, by NCA pursuant to Section 5.4.

5.3

Conditions for the Benefit of Bayswater

Each of the following conditions is for the benefit of Bayswater and, subject to Section 5.4  and Article 6 hereof, this Agreement shall have no force and effect whatsoever and shall be null and void unless:

(a)

NCA shall have performed each covenant or obligation to be performed by it provided by this Agreement and, except as affected by the transaction contemplated by this Agreement or referred to or contemplated in the Information Circular, the representations and warranties of NCA shall be true in all material respects as of the Effective Date with the same effect as though made at and as of such time and Bayswater shall have received a certificate of a senior officer of NCA to that effect, dated as of the Effective Date;

(b)

NCA shall not have taken any action which would be materially adverse to the business of NCA;

(c)

any requisite approvals for the implementation by Bayswater of the Arrangement shall have been obtained, to the extent required by Bayswater;

(d)

there shall not have been any material adverse change in the business, operations or assets of NCA nor shall any change of law have occurred which, in the reasonable judgment of Bayswater, has or will have a material adverse effect on the business, assets, financial condition or results of operations of NCA;

(e)

except as previously disclosed to and consented to by Bayswater, no material transaction out of the ordinary course of business of NCA has occurred and no material litigation not disclosed in the Information Circular has been commenced, contemplated or threatened, against NCA or any of its assets;

(f)

NCA shall not have prior to the Effective Date:

(i)

without the prior written consent of Bayswater, allotted or issued any shares of its capital or entered into any agreement which contemplates the certain or contingent issue of shares of its capital, except the issue of shares pursuant to options or other rights as disclosed in this Agreement;

(ii)

declared any dividends;

(iii)

sold all or any part of its assets other than in the ordinary course of business, or entered into any transactions or negotiations which could be reasonably expected to interfere with or be inconsistent with the Arrangement;

(iv)

incurred any further liabilities out of the ordinary course of business; or

(v)

established any new or additional business;

(g)

Bayswater shall have received from NCA such evidence of valuation, financial statements, audited or otherwise, and other documents pertaining to NCA as may be required by Bayswater and all applicable regulatory authorities including the Exchange;

(h)

each of the acts and undertakings of NCA to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by it; and

(i)

the NCA Board shall not have made a determination that it is not in the best interests of NCA or the NCA Shareholders to proceed with the Arrangement.

The foregoing conditions are for the exclusive benefit of Bayswater and may be waived, in whole or in part, by Bayswater pursuant to Section 5.4.

5.4

Waiver of Conditions

If any condition set out in Section 5.1 (other than 5.1(a) or (d)), Section 5.2 or Section 5.3 shall not be fulfilled or performed on or before the Effective Date, the party entitled to the benefit of such condition shall be entitled to terminate this Agreement or to waive that condition.

6.

NO SOLICITATION

6.1

Termination of Existing Activities

NCA shall immediately terminate and cause to be terminated all solicitations, initiations, encouragements, discussions and negotiations with any other parties conducted within the six month period prior to the date hereof by NCA, or its respective officers, directors, employees, financial advisors, legal counsel, representatives or agents (the “Representatives”), with respect to any Alternative Transaction.  NCA shall promptly send a letter to all parties who have entered into confidentiality agreements with such party in connection with a proposed Alternative Transaction within the six month period prior to the date hereof, requiring all materials provided to such parties to be destroyed or returned to NCA, or its agents or advisors.

6.2

Alternative Transactions

NCA shall not and shall not authorize or permit any of its Representatives (including, without limitation, lawyers and accountants), directly or indirectly, without the prior approval of Bayswater, to:

(a)

initiate contact with or solicit or enter into or knowingly encourage or participate in any discussions or negotiations with any person concerning any possible Alternative Transaction;

(b)

furnish any non-public financial or business information to any Person in connection with any Alternative Transaction proposal to NCA;

(c)

accept, recommend, approve or enter into any agreement to implement an Alternative Transaction; or

(d)

release any party from confidentiality or standstill agreements between NCA and such party or amend such agreement;

and NCA will notify Bayswater immediately if any discussions or negotiations are sought to be initiated or any such information is requested with respect to an Alternative Transaction or potential Alternative Transaction or if an Alternative Transaction is received or indicated to be forthcoming and such notification will include the identity of the Person making such Alternative Transaction, the terms thereof and any other information with respect thereto reasonably requested by Bayswater.  NCA shall ensure that its Representatives are aware of the provisions of this Section.

Notwithstanding the foregoing provisions of Section 6.2 above, NCA shall not be restricted from considering, discussing, negotiating, or providing any information (including access to management) to a third party in respect of a bona fide unsolicited proposal to NCA or the NCA Shareholders that the  NCA Board, upon consultation with its financial and legal advisors, determines, in good faith, is required to be considered by it in order to discharge its fiduciary duties. NCA shall provide to Bayswater a copy of any Alternative Transaction proposal and will provide Bayswater written notice of its intent to recommend, accept or enter into an agreement with respect to such Alternative Transaction proposal not less than two business days before NCA’s recommendation, acceptance or entry into such an agreement, at which time this Agreement shall terminate.

Notwithstanding anything to the contrary contained herein, if Bayswater or NCA terminates this Agreement pursuant to Section 7.1, the exclusive dealing provisions of this Section 6.2 shall be terminated and NCA shall, immediately upon such termination, be permitted to pursue an Alternative Transaction.

6.3

Break Fee - NCA

In the event that:

(a)

NCA breaches section 6.2 above;

(b)

This Agreement is terminated by Bayswater as a result of Section 7.1(b) and as further outlined below; or

(c)

This Agreement is terminated by Bayswater pursuant to section 7.1(c) below as a result of an Adverse Event applicable to NCA;

NCA shall issue to Bayswater 500,000 NCA Shares as a break-fee (the “NCA Break Fee”) to properly compensate Bayswater for its expenses and enterprise time pursuant to affecting the completion of this transaction that would be lost due the break-up of this transaction.

Notwithstanding the foregoing, if Bayswater terminates this Agreement pursuant to Section 7.1(b) below, the break up provisions of this Section 6.3 shall only apply if:

(a)

Bayswater was proceeding with the Plan of Arrangement in good faith and the inability to the complete the Arrangement prior to December 28, 2007 was not due to any act or omission of Bayswater but rather was due to NCA not acting in good faith;

(b)

There has been no Adverse Event applicable to Bayswater; and

(c)

NCA has not given notice to Bayswater that the results of its due diligence investigations disclose a material concern to NCA, acting reasonably.

The NCA Break Fee shall be due, in the case of (a) above within five business days of  December 28, 2007 and in the case of (b) and (c) above within five business days of written notice of termination from Bayswater to NCA.

6.4

Break Fee - Bayswater

In the event that:

(a)

This Agreement is terminated by NCA as a result of Section 7.1(b) and as further outlined below; or

(b)

This Agreement is terminated by NCA pursuant to section 7.1(c) below as a result of an Adverse Event applicable to Bayswater;

Bayswater shall issue to NCA 325,000 Bayswater Shares as a break-fee (the “Bayswater Break Fee”) to properly compensate NCA for its expenses and enterprise time pursuant to affecting the Closing of this transaction that would be lost due the break-up of this transaction.

Notwithstanding the foregoing, if NCA terminates this Agreement pursuant to Section 7.1(b) below, the break up provisions of this Section 6.4 shall only apply if:

(a)

NCA was proceeding with the Plan of Arrangement in good faith and the inability to the complete the Arrangement prior to December 28, 2007 was not due to any act or omission of NCA but rather was due to Bayswater not acting in good faith;

(b)

There has been no Adverse Event applicable to NCA; and

(c)

Bayswater has not given notice to NCA that the results of its due diligence investigations disclose a material concern to Bayswater, acting reasonably.

The Bayswater Break Fee shall be due, in the case of (a) above within five business days of December 28, 2007 and in the case of (b) and (c) above within five business days of written notice of termination from NCA to Bayswater.

7.

TERMINATION

7.1

General

This Agreement and the Plan of Arrangement may be terminated, whether before or after approval of the NCA Shareholders of the Plan of Arrangement but not later than the Effective Date, by:

(a)

mutual agreement;

(b)

NCA or Bayswater if the Effective Date has not occurred prior to December 17, 2007;

(c)

by NCA or Bayswater pursuant to Section 7.2 below;

(d)

by NCA as permitted pursuant to Section 6.2 above;

7.2

Adverse Event

This Agreement and the Plan of Arrangement may be terminated if an Adverse Event occurs.  "Adverse Event" means:

(a)

the NCA Board fails to recommend the Arrangement to the NCA Shareholders or adversely amends or withdraws any such recommendation or fails to present the Plan of Arrangement for approval at the Special Meeting;

(b)

either of the NCA Board or the Bayswater Board fails for any reason to approve the Plan of Arrangement;

(c)

an offer is made to purchase or otherwise acquire all of the common shares of NCA or Bayswater, as the case may be, for consideration equal to or greater than that contemplated by the Plan of Arrangement by means of a takeover bid, amalgamation, arrangement, reorganization, reverse takeover, recapitalization or other capital reorganization or business transaction and either NCA or Bayswater, as the case may be, enters into any agreement, letter of intent or similar understanding with respect to such an offer; or

(d)

an adverse change, event, circumstance or development in the business, financial condition, prospects, assets, operations or market price of the securities of either Party.

If an Adverse Event occurs, the company in respect of which it occurs ("Targetco") is required to give notice to the other party ("Otherco") and Otherco is thereafter entitled to do one or more of the following: if Otherco is NCA, postpone its Special Meeting; prior to the date of the Special Meeting, amend the terms of the Plan of Arrangement to increase or decrease, as the case may be, the consideration payable in connection therewith; or terminate this Agreement and the Plan of Arrangement by written notice to Targetco.

7.3

Remedies

Notwithstanding Section 6.3, the Parties acknowledge and agree that damages may apply for any breach of this Agreement by any Party or its representatives and any such breach may cause the non-breaching Party irreparable harm. Accordingly the Parties agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relied and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement, but will be in addition to all other remedies available at law or in equity to each of the Parties.

8.

AMENDMENTS

8.1

Amendments

This Agreement may, at any time and from time to time before and after the holding of the Special Meeting, but no later than the Effective Date, be amended by written agreement of the Parties hereto without, subject to applicable law, further notice to or authorization on the part of NCA Shareholders.  Without limiting the generality of the foregoing, any such amendment may:

(a)

change the time for the performance of any of the obligations or acts of the Parties hereto;

(b)

waive any inaccuracies or modify any representation and warranty contained herein or in any document to be delivered pursuant hereto; or

(c)

waive compliance with or modify any of the covenants or conditions herein contained or waive or modify the performance of any of the obligations of the Parties hereto.

9.

NOTICES

9.1

Notice in Writing

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to the other Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by hand delivery addressed to the Party to whom the notice is to be given at its address for service herein.  Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day and, if not, the next succeeding Business Day) and if sent by facsimile transmission shall be deemed to have been given and received at the time of receipt (if a Business Day and, if not, the next succeeding Business Day) unless actually received after 5:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

9.2

Addresses for Service

The address for service of each of the Parties hereto shall be as follows:

(a)

if to NCA:

Northern Canadian Uranium Inc.
Suite 1304-925 West Georgia Street
Vancouver, British Columbia, V6C 3L2
Fax: (604) 682.4768

Attention:  Praveen Varshney, President

with a copy to:

Boughton Law Corporation
Suite 1000- 595 Burrard Street
Vancouver, British Columbia, V7X 1S8
Fax: (604) 683.5317

Attention:  Rory Godinho

(b)

if to Bayswater:

Bayswater Uranium Corporation
Suite 510-510 Burrard Street
Vancouver, British Columbia

V6C 3A9
Fax: (604) 669.8336

Attention:  George Leary, President

with a copy to

Armstrong Simpson
2080, 777 Hornby Street
Vancouver, British Columbia
V6Z 1S4
Fax: (604) 662-3231

Attention:  S. Paul Simpson

10.

GENERAL

10.1

Costs and Expenses

Subject to Article 6 or in the event of the termination of this Agreement pursuant to Article 7, Bayswater shall be responsible for expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby. In the event that this Agreement is terminated and the transaction contemplated thereby is not completed, each of the Parties shall be responsible for their own expenses.

10.2

Entire Agreement

This Agreement constitutes the entire understanding, contract and agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, between the Parties or their representatives, including without limitation the letter agreement dated October 12, 2007 between the Parties.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided, and except implied covenants of good faith and fair dealing.

10.3

Time of the Essence

Time shall be of the essence of this Agreement.  Dates shall be determined in accordance with the Interpretation Act (British Columbia).

10.4

Waivers of this Agreement

No waiver, express or implied, of any provision of this Agreement shall be binding on either Party unless consented to in writing by such Party and then only in the specific instance and for the specific purpose given. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver, unless otherwise expressly provided.

10.5

Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective obligations of the Parties shall be governed by, the laws of the Province of British Columbia and each Party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia with respect to any disputes arising hereunder.

10.6

Enforceability

In the event any one or more of the provisions of this Agreement is invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unaffected.

10.7

Enurement and Assignment

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  This Agreement may not he assigned by either Party hereto without the prior written consent of the other Party.

10.8

Execution in Counterparts

This Agreement may be executed in counterparts and by facsimile counterparts, each of which, once executed, shall constitute an original and all of which taken together shall constitute one and the same instrument.

10.9

Publicity

All publicity respecting this Agreement shall be made jointly by NCA and Bayswater and not unilaterally except to the extent required in order for a Party to comply with applicable laws and the requirements of the Exchange.  Neither Party shall have the unilateral right to publicize this Agreement or the Plan of Arrangement except to distribute information that has already been made public in accordance with this Section.  Any distribution of information not previously disclosed respecting this Agreement shall only be made following consultation with the other Party.

In witness whereof, authorized representatives of each of the Parties have each signed this Agreement as of the date and year first above written.

NORTHERN CANADIAN URANIUM INC.	BAYSWATER URANIUM CORPORATION
By: ____________________________	By: ____________________________
Peeyush Varshney President	George Leary President

SCHEDULE A

PLAN OF ARRANGEMENT

1.

INTERPRETATION

1.1

Defined Terms

For the purpose of this Plan of Arrangement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)

"Agreement" means the Arrangement Agreement, dated as of November 6, 2007 between NCA and Bayswater, and all amendments thereto;

(b)

"Arrangement" means the Arrangement to be completed under Part 9, Division 5 of the BCBCA, involving Bayswater, Newco and NCA and its securityholders, as described in this Plan of Arrangement;

(c)

"Bayswater" means Bayswater Uranium Corporation, a company existing under the laws of the Province of British Columbia;

(d)

"Bayswater Options" means options to acquire Bayswater Shares;

(e)

"Bayswater Shares" means the common shares without par value in the capital of Bayswater as the same are constituted on the date hereof;

(f)

"Bayswater Warrants" means warrants to purchase Bayswater Shares;

(g)

"BCBCA" means the Business Corporations Act (British Columbia), as enacted or as the same has been or may from time to time be amended or re-enacted;

(h)

"Business Day" means any day other than a Saturday or Sunday or statutory holiday in the Province of British Columbia, upon which banks generally are open for business in the City of Vancouver, British Columbia;

(i)

"Canadian Approvals" means the requisite approvals of: (i) the NCA Shareholders (ii) the Court; (iii) the Exchange and (iv) if required, securities regulatory authorities in Canada;

(j)

"Court" means the Supreme Court of British Columbia;

(k)

"Depository" means Pacific Corporate Trust Company;

(l)

"Dissent Procedures" means the manner in which registered holders of NCA Shares may exercise their Dissent Rights in connection with the Arrangement pursuant to and in the manner set forth in Article 4 hereof;

(m)

"Dissent Rights" has the meaning ascribed to it in Section 4.1(a) hereof;

(n)

"Dissenting Shareholder" means a registered holder of NCA Shares who has properly exercised its Dissent Rights in strict compliance with the Dissent Procedures and has not withdrawn or been deemed to have withdrawn such Dissent Rights.

(o)

"Effective Date" means the fifth Business Day after the Recommendations and Canadian approvals have been obtained, provided that on such date all conditions to the completion of the Arrangement as set out in Article 5 of the Agreement have been satisfied or waived in accordance with the provisions of the Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the parties thereto, acting

2

reasonably, and provided that all records and information, including a copy of the entered Final Order, are filed with the Registrar as required under the BCBCA in order for the Registrar to give effect to any provisions of the Arrangement, and, if so required by NCA or Bayswater, provided that any other required approvals have been obtained or on such other date as may be mutually agreed upon by NCA and Bayswater;

(p)

"Effective Time" means 12:01 am, Vancouver time, on the Effective Date;

(q)

"Exchange" means the TSX Venture Exchange.

(r)

"Final Order" means the order of the Court approving the Plan of Arrangement, as such order may be amended at any time before the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(s)

"Interim Order" means the interim order of the Court providing for, among other things, the calling and holder of the Special Meeting, as the same may be amended;

(t)

"NCA" means Northern Canadian Uranium Inc., a company existing under the laws of the Province of British Columbia;

(u)

"NCA Mergeco" means NCA after its merger with Newco;

(v)

"NCA Mergeco Shares" means the common shares in the capital of NCA Mergeco;

(w)

"NCA Options" means outstanding stock options (as of November 6, 2007) to purchase an aggregate of up to 2,515,000 NCA Shares granted pursuant to the 10% rolling stock option plan maintained by NCA having exercise prices ranging from $0.32 to $0.82 and expiring on dates ranging from April 4, 2008 to November 1, 2012;

(x)

"NCA Shareholders" means holders of NCA Shares;

(y)

"NCA Shares" means the common shares without par value in the capital of NCA, either as the same are constituted on the date hereof;

(z)

"NCA Warrants" means the 450,000 outstanding share purchase warrants of NCA (as of November 6, 2007) issued pursuant to the terms of warrant certificates, each having an exercise price of $0.75 per NCA Share and an expiry date of January 3, 2008;

(aa)

"NCA Securityholder" means a holder of NCA Shares, NCA Options or NCA Warrants;

(bb)

"Newco" means the British Columbia company to be incorporated by Bayswater as a wholly owned subsidiary of Bayswater solely for the purpose of amalgamating with NCA and which has not carried on any active business;

(cc)

"Newco Shares" means the common shares without par value in the capital of Newco;

(dd)

"Person" shall be broadly interpreted and includes any natural person, partnership, limited partnership, joint venture, syndicate, sole proprietorship, body corporate with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative;

(ee)

"Plan of Arrangement" means the arrangement proposed to be effected under the BCBCA upon the terms set out in herein and as contemplated in the Agreement;

(ff)

"Recommendations" means the affirmative recommendation with respect to the Plan of Arrangement of each of the Board of Directors of NCA and Bayswater;

3

(gg)

"Registrar" means the Registrar of Companies appointed under Section 400 of the BCBCA;

(hh)

"Special Meeting" means the special meeting of the NCA Shareholders to be held for the purpose of, among other things, approving the Plan of Arrangement; and

(ii)

"Transmittal Letter" means the form(s) of letter of transmittal, for use by NCA Shareholders providing for delivery to the Depository of certificates representing the NCA Shares, in the form agreed to between the parties and the Depository.

1.2

Sections and Headings

The division of this Plan of Arrangement into Articles, Sections and other divisions and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Plan of Arrangement.

1.3

Number, Gender and Persons

In this Plan of Arrangement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall refer to Persons as defined in this Plan of Arrangement.

1.4

Severability

If any provision of this Plan of Arrangement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

2.

ARRANGEMENT

2.1

Plan of Arrangement

Subject to the provisions of Article 4, commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)

Merger: NCA and Newco will merge with the same effect as if they were amalgamated under section 269 of the BCBCA, except that the separate legal existence of NCA will not cease and NCA will survive the merger.

(b)

Post Merger: At and after the time of the step contemplated in subsection 2.1(a), and by virtue of the merger:

(i)

the separate legal existence of Newco will cease without Newco being liquidated or wound up and NCA and Newco will continue as one company, being NCA Mergeco;

(ii)

all of the property and liabilities of Newco and NCA will become property and liabilities of NCA Mergeco otherwise than as a result of the acquisition or purchase of property by NCA Mergeco or as a distribution of property to NCA Mergeco on a winding up of Newco or NCA, and in particular:

(A)

all property of Newco and NCA will become property of NCA Mergeco, and without limiting the provisions hereof, all rights of creditors or others will be unimpaired by such merger, and all liabilities and other obligations of Newco and NCA, whether arising by contract or

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otherwise, will become and be enforceable against NCA Mergeco to the same extent as if such obligation had been incurred or contracted by it;

(B)

all property rights, contracts, permits and interests of Newco and NCA will continue as property rights, contracts, permits and interests of NCA Mergeco as if Newco and NCA continued, and for greater certainty, the merger will not constitute an assignment, transfer or disposition of property  or obligations of either Newco or NCA under any such rights, contracts, permits and interest;

(iii)

Any existing cause of action, claim or liability to prosecution is unaffected;

(iv)

A legal proceeding being prosecuted or pending by or against either Newco or NCA may be prosecuted or continued by or against NCA Mergeco;

(v)

A conviction against, or ruling, order to judgment in favour of or against either of Newco or NCA may be enforced by or against NCA Mergeco;

(c)

Exchange of Securities: on, because of and by virtue of the merger of Newco with NCA contemplated in subsection 2.1(a):

(i)

Acquisition: Bayswater will acquire all of the outstanding shares of NCA with the result that NCA Mergeco will be a wholly-owned subsidiary of Bayswater and all of the issued and outstanding common shares of Newco which were held by Bayswater will be cancelled;

(ii)

NCA Shares.  Each issued and outstanding NCA Share, other than those held by Dissenting Shareholders, will be exchanged for Bayswater Shares on the basis of 0.650 of a Bayswater Share for each one NCA Share. Each of the Bayswater Shares issued pursuant hereto will be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the BCBCA;

(iii)

NCA Options.  Each outstanding NCA Option shall be exchanged for 0.650 of a Bayswater Option  and the NCA Option shall thereafter be cancelled and cease to be outstanding, with each such Bayswater Option being exercisable for that number of Bayswater Shares that is equal to the number of NCA Shares that would otherwise have been issuable upon the exercise of the NCA Option multiplied by 0.650, with the exercise price of such Bayswater Option being equal to the exercise price of the applicable NCA Option divided by 0.650.  Save and except as agreed to by Bayswater and the holders of NCA Options, the term to expiry, conditions to and manner of exercising, vesting schedule, the status under applicable laws, and all other terms and conditions of the Bayswater Options issued pursuant to this subparagraph 2.1(c)(iii) will otherwise be unchanged from those contained in or otherwise applicable to the related NCA Options;

(iv)

NCA Warrants.  Each outstanding NCA Warrant shall be exchanged for 0.650 of a Bayswater Warrant and the NCA Warrant shall thereafter be cancelled and cease to be outstanding, with each such Bayswater Warrant being exercisable for that number of NCA Shares that is equal to the number of NCA Shares that would otherwise have been issuable upon the exercise of the NCA Warrant multiplied by 0.650, with the exercise price of such Bayswater Warrant being equal to the exercise price of the applicable NCA Warrant divided by 0.650.

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Save and except as agreed to by Bayswater and the holders of NCA Warrants, the term to expiry, conditions to and manner of exercising, the status under applicable laws, and all other terms and conditions of the Bayswater Warrants issued pursuant to this subparagraph 2.1(c)(iv) will be otherwise unchanged from those contained in or otherwise applicable to the related NCA Warrants; and

(v)

Delisting of NCA.  The NCA Shares will be delisted from trading on the Exchange.

(d)

Appointment of Director: Praveen Varshney of  Suite 1304, Cathedral Place, 925 West Georgia Street, Vancouver, B.C. V6C 3L2 shall be appointed to the Bayswater Board.

(e)

Appointment of Officer: Keith Laskowski of Suite 201, 15710 West Colfax Avenue, Golden, Colorado 80401 shall be appointed as VP Exploration (USA) of Bayswater.

2.2

No Fractional Shares

No fractional Bayswater Shares, Bayswater Options or Bayswater Warrants will be issued under the Arrangement.  If any fractional Bayswater Share, Bayswater Option or Bayswater Warrant would be issuable to a former NCA Securityholder under Section 2.1, such former NCA Securityholder shall receive that number of Bayswater Shares, Bayswater Options or Bayswater Warrants, as the case may be, as the former NCA Securityholder is entitled to receive pursuant to Section 2.1:

(a)

rounded up to the nearest whole Bayswater Share, Bayswater Option or Bayswater Warrant, as the case may be, in the event of fractional shares greater than 0.5; and

(b)

rounded down to the nearest whole Bayswater Share, Bayswater Option or Bayswater Warrant, as the case may be, in the event of fractional shares of 0.5 and less.

2.3

Name of NCA Mergeco

The name of NCA Mergeco after the Effective Date shall continue as Northern Canadian Uranium Inc.

2.4

Registered Office of NCA Mergeco

The registered and records office of NCA Mergeco shall be located at Suite 2080-777 Hornby Street, Vancouver, B.C., V6Z 1S4.

2.5

Authorized Capital of NCA Mergeco

From and after the Effective Date, NCA Mergeco will be authorized to issue an unlimited number of common shares without par value.

2.6

Notice of Merger

The notice of merger of NCA Mergeco shall be substantially in the form attached as Schedule “A” to this Plan of Arrangement.

2.7

Notice of Articles

The notice of articles of NCA Mergeco shall be in substantially the same form as the notice of articles of NCA.

2.8

Articles of NCA Mergeco

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The articles of NCA will become the articles of NCA Mergco on the Effective Date, with such amendments as may be necessary to give effect to this Plan of Arrangement until repealed, amended, or replaced.

2.9

First Annual Meeting of NCA Mergeco

From and after the Effective Date, the first annual general meeting of NCA Mergeco will be held within 18 months of the Effective Date.

2.10

Directors and Officers of NCA Mergeco

From and after the Effective Date, the first directors of NCA Mergeco will be Victor Tanaka and George Leary, and the first officers of NCA Mergeco will be George Leary as President and Victor Tanaka as Corporate Secretary.

3.

CERTIFICATES

3.1

NCA Certificates

After the Effective Date, certificates formerly representing NCA Shares which are held by an NCA Shareholder will, except for shares held by Dissenting Shareholders, represent only the right to receive certificates representing Bayswater Shares, all in accordance with the terms of the Arrangement.

3.2

Distributions With Respect to Unsurrendered Certificates

No dividends or other distributions declared or made after the Effective Date with respect to the NCA Shares with a record date after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates for NCA Shares which, immediately prior to the Effective Date, represented outstanding NCA Shares and will not be payable until the surrender of certificates for NCA Shares for exchange for Bayswater Shares in accordance with the terms of this Plan of Arrangement.

3.3

Exchange of Share Certificates

At or prior to the Effective Time, Bayswater shall deposit with the Depository, for the benefit of the NCA Shareholders, sufficient certificates representing Bayswater Shares to give effect to this Plan of Arrangement.  An NCA Shareholder at the Effective Time shall be entitled to receive the certificates representing the Bayswater Shares to which such holder is entitled pursuant to the provisions hereof as soon as practical after the Effective Date upon delivery to the Depository of a duly completed Transmittal Letter and surrender of the certificates formerly representing the NCA Shares, together with such other documents and instruments as would have been required to effect the transfer of the NCA Shares formerly represented by such certificates under the BCBCA and the articles of NCA and such additional documents and instruments as the Depository, Bayswater or NCA may reasonably require.  The Depository shall register and make available or send by regular mail (postage prepaid) certificates representing Bayswater Shares as directed in each properly completed Transmittal Letter.

3.4

Extinction of Rights

Any certificate which immediately prior to the Effective Date represented outstanding NCA Shares and which has not been surrendered, with all other instruments required by this Article 3, on or prior to the sixth anniversary of the Effective Date, will cease to represent any claim against or interest of any kind or nature in Bayswater, NCA, NCA Mergeco or the Depository.

3.5

Lost Certificates

In the event any certificate, which immediately before the Effective Time represented one or more NCA Shares that were exchanged pursuant to Section 2.1, is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depository

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will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Bayswater Shares, deliverable in accordance with such holder’s Transmittal Letter.  When authorizing such issuances in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Bayswater Shares are to be issued or delivered will, as a condition precedent to the issuance thereof, give a bond satisfactory to Bayswater and its transfer agent in such sum as Bayswater may direct and otherwise indemnify Bayswater in a manner satisfactory to it, against any claim that may be made against it or Bayswater or NCA or any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

3.6

Option / Warrant Certificates

After the Effective Date, certificates formerly representing NCA Options and NCA Warrants, shall be deemed to represent Bayswater Options or Bayswater Warrants, as the case may be, on the same terms as the then existing NCA Options and NCA Warrants, subject to adjustment of the exercise or conversion price and the number of Bayswater Shares to which a holder of the former NCA Options and NCA Warrants may be entitled to in accordance with subparagraphs 2.1(c)(iii) and (iv) hereof.

4.

RIGHTS OF DISSENT

4.1

Dissent Rights

(a)

Registered holders of NCA Shares are entitled to exercise rights of dissent in connection with the Arrangement with respect to their NCA Shares pursuant to and in the manner set forth in Part 8, Division 2 of the BCBCA as modified by the Interim Order, the Final Order and this Section 4.1 (the "Dissent Rights"); provided that, notwithstanding subsection 242(2) of the BCBCA, the written objection to the resolution approving the Arrangement contemplated by subsection 242(2) of the BCBCA must be received by NCA not later than 4:30 p.m. (Vancouver time) on the date which is two Business Days immediately preceding the date of the Special Meeting or by 4:30 p.m. (Vancouver time) on the Business Day prior to the date on which any adjournment of the Special Meeting is held.

(b)

NCA Shares held by Dissenting Shareholders who are ultimately entitled to be paid fair value for their NCA Shares will be and will be deemed to be cancelled and the former holders of such NCA Shares shall cease to have any rights as former holder of NCA Shares other than their right to be paid fair value for their NCA Shares.

(c)

NCA Shareholders who exercise, or purport to exercise, Dissent Rights, and who are ultimately determined not to be entitled, for any reason, to be paid fair value for their NCA Shares shall be deemed to have participated in the Arrangement on the same basis as any non-Dissenting Shareholders as at and from the Effective Time and shall receive, and be entitled to receive, only the consideration for each NCA Share as the case may be, on the basis set forth in Section 2.1.

4.2

Registered Holders

In no circumstances shall NCA, Bayswater, NCA Mergeco or any other Person be required to recognize a Person exercising Dissent Rights unless such person is a registered holder of the NCA Shares in respect of which such Dissent Rights are sought to be exercised.

4.3

Recognition of Dissenting Shareholders

Neither NCA, Bayswater, NCA Mergeco nor any other Person shall be required to recognize a Dissenting Shareholder as a registered or beneficial owner of NCA Shares at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the register of holders of NCA Shares maintained by or on behalf of NCA.

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4.4

Dissent Right Availability

A registered holder is not entitled to exercise Dissent Rights with respect to NCA Shares if such holder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, her or its proxyholder to vote) in favour of the resolution approving the Arrangement.

5.

AMENDMENTS

5.1

Amendments

(a)

Bayswater and NCA reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Date, provided that any such amendment, modification or supplement must be contained in a written document that is filed with the Court.

(b)

Save and except as may be otherwise provided in the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by either of Bayswater or NCA at any time prior to the date of the Special Meeting with or without any other prior notice or communication to the NCA Shareholders, and if so proposed and accepted by NCA Shareholders voting at the Special Meeting will become part of this Plan of Arrangement for all purposes.  Subject to subsection 5.1(c), if such amendment, modification or supplement is made following the Special Meeting, it shall be approved by the Court and, if required by the Court, communicated to the NCA Shareholders, and will become part of the Arrangement upon completion of all the conditions required in the Court approval.

(c)

Any amendment, modification or supplement to this Plan of Arrangement may be made by Bayswater and NCA without approval of the NCA Shareholders provided that it concerns a matter which, in the reasonable opinion of the parties is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the NCA Shareholders.

6.

TERMINATION

6.1

Termination

This Plan of Arrangement will automatically terminate and be of no further force and effect upon the termination of the Agreement in accordance with its terms.